SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               FORM 10 GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                              ESSCO  (USA),  INC.
             (Exact Name of Registrant as Specified in Its Charter)



           Delaware                                       33-0773383
(State  Or  Other  Jurisdiction  Of                    (I.R.S. Employer
  Incorporation  Or Organization)                    Identification  No.)


(Address  Of  Principal  Executive  Offices)              (Zip Code)
18500 Von Karman Avenue, Suite 560, Irvine, California      92612

                              (949)  477-6299
                              ---------------
               Company's Telephone Number, Including Area Code:



     Securities  To  Be  Registered  Under  12(b)  Of  The  Act:  None.

Title  Of  Each  Class     Name  Of  Each  Exchange  On  Which
To  Be  So  Registered     Each  Class  Is  To  Be  Registered
----------------------     -----------------------------------

____________________________     ____________________________
____________________________     ____________________________

  Securities  To  Be  Registered  Pursuant  To  Section  12(g)  Of  The  Act:

                                (Title of Class):

                                TABLE OF CONTENTS


Certain statement contained in this Form 10 Report are forward-looking statements, including statement with respect to the Company's budgeted or anticipated expenses. "Forward-looking statements" can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "continue," "present value," "future," or "reserves," or other variations thereof or comparable terminology. All of these statements involve assumptions of future events which may not prove to be accurate and risks and uncertainties. For these and other reasons, actual results may differ materially from those projected or implied

ITEM  1.  BUSINESS


     Essco (USA), Inc. (the "Registrant") was incorporated in the State of Delaware on September 23, 1997 for the purpose of acquiring the existing businesses of MIDLAND AGRICULTURAL, and the bulk freight business of MIDLAND STEAMSHIPPING M. CO from Mr. Christos Traios. Mr. Traios, a Greek citizen, had purchased certain maritime assets from the NATTEM Companies in 1993, and subsequently formed Midland Steamshipping. On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO.


     MIDLAND, Agricultural S.A. ("Midland Agricultural") was incorporated under the laws of the Republic of Panama on November 17, 1995. Midland Agricultural is based in Piraeus, Greece and derives its revenues from the trading of agricultural commodities grown in the Former Soviet Union and transported and sold to food manufacturers in various Mediterranean countries. Typically, Midland Agricultural, enters into agreements with various farming entities within Southern Russia, wherein Midland Agricultural will purchase set volumes of various grain commodities at a set price. Midland Agricultural, then enters into delivery agreements with food mills, food processors, or industrial consumers to sell the same grain commodity to be delivered at a future date. By coordinating the transportation and delivery of these grain commodities, Midland Agricultural is able to recognize its operating profit. The agricultural commodities traded include wheat, wheat-flour, corn, barley, sunflower seeds, beans, millets, citrus, and livestock feed. Midland Agricultural also trades other commodities from time to time, such as urea/fertilizer, cement, coal, steel, and timber.


     MIDLAND STEAMSHIPPING M. CO. ("Midland Shipping") was incorporated according to Greek Maritime law on September 17, 1996. Midland Shipping is based in Piraeus, Greece and derives its revenues from the operation of one bulk carrier vessel of 3,500 mans DWG named "Victoria". Effective January 5, 1998, the Victoria was re-registered and ownership was transferred to a newly formed subsidiary, Essco Pioneer, Sa., Panama. As part of this exchange of assets, Essco (USA), Inc. received 100% ownership of the Essco Pioneer (formerly Victoria) in exchange for its 49% ownership in Midland Steamshipping. At this time, Essco (USA), Inc. no longer has any ownership interest in Midland Steamshipping M. Co.

     At this time, Midland Agricultural is the largest single customer for Essco shipping operations.

     In November of 1997, the Company formed Essco (Hellas), Ltd. a Greek corporation to act as charter agent and management company for Company owned vessel(s) and those vessels managed by the Company under charter agreements.

     Following the acquisition of Midland Agricultural and the acquisition of the Essco Pioneer, Essco (USA), Inc.'s plan of operation for fiscal 1998 includes the following: (1) Essco (USA), Inc. intends to acquire additional bulk carrier vessels for the purpose of covering the demand for transportation of commodities and (2) increase its agricultural commodity trading activities in the Former Soviet Union and Mediterranean markets.


     Essco (USA), Inc. plans to acquire two river-sea going vessels with about 3,000 metric tons cargo capacity and one bulk/general vessel of 22,000 metric tons cargo capacity. In order to increase its agricultural commodity trading activities, Essco (USA), Inc. plans to continue to enter agreements with farmers in the Former Soviet Union for the future delivery of agricultural commodities at fixed quantities and prices. Essco (USA), Inc. does not anticipate the need for material changes in the number of its employees in the next twelve months.

Midland Agricultural and Midland Steamshipping were both companies formed, owned and operated by Mr. Christos Traios. Mr. Traios has extensive experience in the operation and management of shipping companies and vessels, as well as agricultural commodity trading. Starting in 1986, Mr. Traios formed NATTEM, S.A., a shipping, aviation, harbor construction and trading company which over the following years grew to own 18 cargo vessels, managed 28 dry bulk cargo vessels, and engaged invarious other business activities. In March of 1993, a vessel owned and operated by NATTEM companies exploded. As a result, the NATTEM companies were forced to sell the bulk of their assets to meet the financial obligations that resulted. As part of these sales, the cargo vessel Victoria, and certain hydrofoils were sold to Mr. Christos Traios. There were no further liabilities upon the settlement of those debts.

    In 1995, Mr. Traios created Mill-Agora an agricultural trading company which subsequently changed its name to Midland Agricultural. Furthermore, Mr. Traios formed Midland Steamshipping, which owned and operated the vessel "Victoria".


     Midland Agricultural and Midland Steamshipping (or other ship owning subsidiaries) benefit from working with each other. While neither company is reliant solely upon the other for its revenues, and in turn operation margins, there are benefits such as timing, coordination, and long term availability that benefits both entities by working together. In the event that Essco is unable to provide the necessary shipping capacity for Midland Agricultural, third party shipping companies can be hired for the delivery of agricultural goods. In the event that Midland Agricultural does not require the amount of shipping capacity that Essco can deliver, the ships can be made available for third party shipping contracts. However, the greatest operating margins are recognized when both entities work together. It is for this reason that Essco intends to focus on the expansion of its shipping capacity, in conjunction with increasing its agricultural trading activities. All inter company transactions are conducted at prevailing market prices.


OPERATING  ENVIRONMENT

The shipping business is an internationally competitive business. The transport of goods across open seas isalways subject to risks ranging from weather to
                               --
equipment  malfunction  or  human  error.

Essco (USA), Inc. intends to build upon its established niche of providing dry bulk cargo services to the Black Sea Basin where most ocean going vessels cannot service. As a result, there remains a shortage of cargo capacity to carry agricultural goods from much of the Black Sea Basin.

Essco (USA), Inc. maintains complete insurance coverage on its vessels to protect the Company in case of natural disaster or equipment failure.

In the case of Midland Agricultural, or Essco Commodities (a newly formed but presently inactive, subsidiary), the agricultural trading business puts forth its own set of risks. These risks range from political risk, to field rot of grain products, to lack of transportation infrastructure. Likewise, given that both Midland Agricultural and Essco Commodities will enter into pre-purchase agreements with farming entities, it is possible that that these companies could face risks from fluctuation in commodity prices.

All transactions are conducted and paid for in U.S. dollars thereby providing minimal currency risk. As a result the Company does not undertake any hedging strategies.

For the period ending December 31, 1997, Midland Agricultural derived in excess of 10% of its business from the following customers:

CUSTOMER . . . .  % OF TONNAGE
PROALIM. . . . .            28%
Adam Commodities            20%
T.L.D. SRL . . .            17%


     It is the opinion of management that the market for agricultural commodities is so immense in the Mediterranean Basin, that the Company could easily replace any of its current customers. The Company does enter into delivery contracts with each of its customers on a delivery by delivery basis, including such items as purchase price, which expenses will be covered by which party, and the amount of overage that is allowed. There are no long-term contracts between Midland Agricultural and any of its customers.



TRANSACTION  BACKGROUND

     Midland Agricultural is the main commodity handling arm of the Company. In this role Midland Agricultural purchases commodities for delivery, makes the necessary shipping arrangements, and then manages the process until the deliveries are made. It is anticipated that as the Company continues to grow, much of the future business of Midland Agricultural will be handled by Essco Commodities, Inc., another wholly-owned subsidiary of the Company.

     As the Company has grown, the role of handling these commodities has grown as a natural evolution of the core handling business. For instance, in Russia collective and individual farmers struggle to plant, harvest and deliver their goods to market. As a result of these shipping problems, many times the farmers lack the financial means to plant the next season of crops, thereby further diminishing their value.

     In some cases, Midland Agricultural may enter into a pre-purchase agreement with certain collective farms, whereby the Company advances a percentage of the purchase price of the commodities (i.e. 25%) thereby locking in a purchase price for commodities well below world market prices. In this instance, the collective farm receives necessary funds to purchase seeds, fertilizer, etc. and assures the ability to sell these products to the world market. Midland
Agricultural secures the products for shipping at a price that is discounted from prevailing world markets.
   -

     Once Midland Agricultural has secured the purchase rights to the harvest, it then sells these goods under contract to end buyers. The Shipping and Handling business benefits from secured contracts, the collective farms benefit from the ability to purchase necessary pre-planting goods, and Midland recognizes a gain on the handling of commodities.

     The following example demonstrates how, in some cases, Midland Agricultural, may enter into pre-purchase agreements with farmers. Should Midland Agricultural decide to purchase 30,000 metric tons of barley from the Spring planting season at a price of $80.00 per M/T, as part of this agreement, Midland may advance 25% of the total purchase price of $2.4 million or $600,000 to the farmer(s). It is anticipated that these goods would be available in June.

     Now that Midland has secured its supply, it begins to market this barley to mills, brokers, purchasers etc. who want to secure their own supply at a set price for future delivery. Midland enters an agreement to sell these 30,000 M/T to a purchaser in Italy for $130 per M/T for June, July and August delivery.


     Once the contracts are executed, Midland then contracts with a shipping company (both company owned vessels and third party vessels) to deliver 30,000 M/T on a series of voyages in June, July and August at a rate of $25 per M/T (which was the average price in 1997).


     Once the harvest is complete, the farmers deliver the barley to the port of Taganrog. At the same time, the cargo vessel pulls up to mooring for loading of 3,000 M/T of barley. After the loading process of 4 to 5 days, Midland
Agricultural must pay the remaining 75% for that 3,000 M/T of barley or $180,000. The Essco Pioneer then travels for 6 days to Italy and delivers the barley to the purchaser. With delivery, the purchaser pays to Midland Agricultural $390,000 (3,000 M/T @ $130). The cargo vessel(s) return to Taganrog for another load.

     In this scenario, Midland is purchasing barley at $80.00 per M/T, paying the shipping company $25.00 per M/T, and selling the barley for $130.00 per M/T thus recognizing a gross operating profit of $25.00 per metric ton.


     The risks of these transactions remain political risk, the ability to transport the goods to the end buyer, and negotiating purchase and sales contracts.

     Currently there are three growing seasons for Southern Russia and Ukraine indicating that this scenario could be repeated three times a year. Midland Agricultural or Essco Commodities enter into purchase agreements with farmers, or farming collectives in each growing season to secure grain products for delivery into the world markets. Typically, Midland Agricultural or Essco Commodities would enter into agreements with specific handling companies within Southern Russia or Ukraine, for the physical delivery of the grain commodity thereby avoiding the need to enter into any form of warehousing agreements.

                        PRICE RANGE OF GRAIN COMMODITIES
                         (Per Metric Ton in $US Dollars)

      1997      HIGH    LOW
Sunflower-. .  295.00  185.00
Seeds . . . .  152.00   78.00
Feed Barley .  148.00   68.00
Feed Wheat. .  188.00  186.00
Milling Wheat   88.00   88.00
Yellow Corn .  194.00  194.00
Soya Beans. .  225.00  225.00
Sugar Grade A   28.00   26.00
Energy Coal .   96.00   94.00


CORPORATE  STRUCTURE

     The Corporate structure of Essco (USA), Inc. will continue to change as the business of the Company evolves. As of January 15, 1998 the following corporate structure represents the subsidiaries of the Company:
                                                          -

-     Essco  Pioneer  s.a.,  Panama  -  formed  January  5,  1998
-     Midland  Agricultural  -  formed  November  17,  1995
-     Essco  Commodities,  Inc.  -  formed  November  6,  1997
-     Essco  (HELLAS),  s.a.  -  formed  November  12,  1997


     It is anticipated that over time, several other subsidiaries will be created. In addition, as the Company expands its transportation to include possible trucking fleets, etc. this structure will be adapted. Furthermore, as is traditional in the shipping business, each company owned vessel will be owned by a separate wholly owned subsidiary.

EMPLOYEES

     At this time, Essco (USA), Inc. and its subsidiaries employ 10 full time employees in its offices in Piraeus, 12 persons in its Taganrog representative office and 3 people in its offices in the United States. From time to time the Company will enter into temporary employment agreements with certain individuals to perform specific functions. In particular, the company will enter into 6 to 8 month employment contracts with certain individuals to crew the vessel "Essco Pioneer". Depending upon the number of voyages to be made in a particular contract period, the Company can employ between 6 and 12 individuals to crew its vessel.

     Given that Essco intends to increase its operating fleet, it will enter into temporary employment contracts with additional individuals to man these additional vessels.


Item  2.  Financial  Information

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Financial Statements and the related notes thereto attached hereto as pages F-1 through F-20.

     Essco (USA), Inc. is a transportation and handling company that operates predominantly within the Black Sea and Mediterranean Sea area. The activities of the Company include the carrying of various grain cargoes from ports within the Black Sea for delivery to mill and food processors within the Mediterranean Sea. In addition to the transporting of cargo, the Company will from time to time enter into management agreements with independent ship owners to manage their vessels subject to standard operating agreements. Essco (USA), Inc. also participates in the handling of grain commodities through its wholly owned subsidiary(ies), Midland Agricultural and Essco Commodities. These activities include the pre-purchase, transport and re-selling of specific grain products. Prior to the formation of Midland Steamshipping, the bulk of the agricultural commodities purchased by Midland Agricultural were transported by various shipping companies servicing the Black Sea market.

     With the rapid changes taking place in Russia, Ukraine, and Romania, along with a growing demand for grain products in the Mediterranean Sea Basin, management anticipates that with successful execution of its business plan, Essco (USA), Inc. could grow significantly over the next several years.

     The ability of the Company to expand its cargo fleet, and commit additional capital for the purchase of grain commodities, and growth in general, hinges on
                                                                     -
several factors. In part, difficulties encountered with the grain harvest(s) around the Black Sea Basin, which can be affected by climatic conditions and political factors, could potentially disrupt the Company's core shipping and handling business. In addition, world market prices for grain commodities do fluctuate based upon, in part, worldwide supply and demand. Lastly, in order for Essco (USA), Inc. to capture the anticipated market share of the shipping and handling of grain commodities within the Black/Mediterranean Sea Basins, it will need to raise capital or enter into long-term lease operating agreements to increase overall fleet cargo capacity.

     The Company's operating performance is influenced by several factors, the most significant of which is operating efficiency. In particular, the necessary personnel, computer systems, and management systems required for the management of a single vessel, requires only incremental increase for the management of additional vessels. Furthermore, for items such as insurance, maintenance and parts with various vendors, the ability to negotiate for larger quantities will provide further economies of scale. Essco has been able to traditionally maintain operating expenses equal to 65%-80% of revenues. As a result of recent demand for vessels, operating expenses have increased in the short-term which should be off-set as cargo rates begin to reflect this demand.

     In addition, the handling business has historically been a high volume, low operating margin business. For the periods of 1996 and 1997 gross operating margins have ranged from 15% to 9% and are subject to prevailing cargo rates, and worldwide commodity prices.

     The business of the Company is seasonal by nature. To a large extent, the agricultural handling business is concentrated within the three growing seasons (Spring, Summer, Fall) of Southern Russia and the Ukraine. Furthermore, while the shipping operations of the Company are less seasonable, typically shipping rates increase during peak period (coinciding with the growing seasons).

RESULTS  OF  OPERATIONS


     The Company has evolved to handle the delivery of grain commodities for which it receives payment upon delivery of such goods to the end buyer. In 1997, Midland Agricultural entered into several purchase contracts that outline the basic terms and conditions of delivery and purchase price. However, these contracts by nature are usually subject to a 10% adjustment in either direction. As of December 31, 1997, the following delivery contracts had open balances, indicating that the farmers had not yet delivered the following amounts to the
Company:


   COMMODITY     METRIC TONS
Sunflower Seeds       28,000
Feeding Barley.       22,000
Feeding Wheat .       18,000
Feeding Corn. .        8,000
Energy Coal . .       36,000

PERIOD  ENDING  DECEMBER  31,  1997

     Sales for the year ended December 31, 1997 were $19,930,128 compared to $23,169,860 for a similar period in 1996, a difference of $3,239,732 or 14%. The basis for the decline in revenues can be attributed to the lower volumes of grain commodities being handled by the Midland Agricultural subsidiary. As a result of payment of dividends in 1996 of $2,602,429, Midland Agricultural, is employing less capital for the purchase of grain commodities, and is thus, recognizing lower overall revenues. In addition the agricultural business is somewhat cyclical with obvious patterns to growing and harvest seasons of the grain commodities it handles. As a result, the reduction in capital employed at the beginning of 1997 is being demonstrated during this time period.

     Essco (USA), Inc. is currently investigating several options ranging from a public stock offering, to traditional bank financing to equipment leasing to increase available capital for agricultural purchases. It is anticipated that a portion of any proceeds raised would be utilized to expand the volume of grain commodities being handled by the Company. Management believes that such an increase in working capital could result in the increase in revenues in 1998.


     Midland Steamshipping is in part, affected by the activities of Midland Agricultural. Midland Steamshipping provides shipping and transportation services to various vendors. For the period ended December 31, 1997, Midland Agricultural accounted for 60% AGMAlexander G. MontanoFind out from Traios what % of steamshipping business was agricultural business.of the revenues of Midland Steamshipping. Midland Steamshipping is paid a prevailing market price for its services, regardless of whether the paying client is Midland Agricultural (an affiliated company) or some other unaffiliated customer.


     Financial results for Midland Steamshipping were impacted as a result of the level of cargo carried on behalf of Midland Agricultural. The decline in overall commodity volumes handled by Midland Agricultural has resulted in fewer number of trips required to transport said grains. This decline in volume has been offset in part by higher cargo fees within the Black Sea and the Sea of Azov which averaged $30.00 per metric ton, versus an average of $24.00 per metric ton in 1996.

     While there can be no assurances, it is anticipated by management that if Midland Agricultural is able to expand the level of grain commodities it handles, it will naturally require additional shipping services. As a result, it is the plan of management to see Midland Agricultural increase the volumes transported company owned and managed vessels.

     Cost of Goods Sold for the period ending December 31, 1997 were $18,283,670 versus Cost of Goods Sold as of December 31, 1996 for $19,708,525. These figures represent a gross operating margin of 8% in 1997 versus gross operating margins of 15% for the same period in 1996. These figures represent higher cost of goods sold as a percentage of revenues in part due to the lower volumes being handled by the Company, and the fixed costs associated with operations.

     Selling, Administrative and Other operating expenses were $645,931, versus $858,906 representing a decrease of $212,975 over similar expenses in 1996. The decreases in General and Administrative expenses are expected to be a one time event, with such expenses increasing again in 1998.

     Net  Income  was  $1,187,020  for  the  period  ended  December  31,  1997 compared to a profit of $2,754,095 for a similar period in 1996. Management attributes this decline in earnings as a result of the lower overall volumes being handled by Midland Agricultural.

LIQUIDITY  AND  CAPITAL  RESOURCES


     As of December 31, 1997, the Company had positive working capital of $1,046,222, compared to working capital as of December 31, 1996 of $2,583,789. Management currently believes that the Company has sufficient working capital and cash on hand to maintain its current business for the next twelve months. In October and November of 1997, Essco raised capital of $474,000 through the issuance of short-term notes. It is anticipated by Management that additional capital will be raised, through either the issuance of shares, through bank financing, or through leasing options to repay these notes, and fund anticipated growth. Each of these potential sources of capital will be analyzed and compared by Management. It is planned that any money raised through activities of the Company will be utilized to purchase additional vessels for operations, as well as providing additional capital to Midland Agricultural to increase the total volume of goods being handled.

FOR  THE  SIX  MONTHS  ENDED  JUNE  30,  1998

The Company reported consolidated net income of $549,791 and net income of $627,041 for the six months ended June 30, 1998 and 1997, respectively. At June 30, 1998, the Company had working capital of approximately $1,653,477, which was a slight increase from the same period the year before. The primary reason for this change was a receivable from the Company's largest single shareholder.

     Sales for the period ended June 30, 1998 were $9,673,737 compared to $5,798,930 for a similar period in 1997, an increase of $3,874,807 or 67%. The basis for the increase in revenues can be attributed to larger volumes of agricultural commodities being handled by Midland Agricultural.


     Cost of Goods Sold for the period ending June 30, 1998 were $8,702,192 versus Cost of Goods Sold as of June 30, 1997 for $5,117,030. These figures represent a gross operating margin of 10% in 1998 versus gross operating margins of 11% for the same period in 1997. These operating margins are within normal ranges, depending in part on world commodity prices for certain agricultural goods handled by the Company.

     Selling, Administrative and Other operating expenses were $391,214 versus $178,578 representing an increase of $212,636 or 120% over similar expenses for the same period in 1997. The increases in General and Administrative expenses can be attributed primarily to expenses related to the expansion of the Company's activities in the United States, including expenses related to the filing of the Company's Form 10 with the Securities and Exchange Commission.

     Net Income was $549,791 for the period ended June 30, 1998 compared to a profit of $627,041 for a similar period in 1997. Management attributes this decline in earnings as a result of the increase General & Administrative expenses currently being incurred by the Company.


LIQUIDITY  AND  CAPITAL  RESOURCES

          As of June 30, 1998, the Company had positive working capital of $1,653,477, compared to working capital as of June 30, 1997 of $1,590,575. Management currently believes that the Company has sufficient working capital and cash on hand to maintain its current business for the next twelve months.

FOR  THE  PERIOD  OF  DECEMBER  31,  1995  -  DECEMBER  31,  1996

     Midland Agricultural commenced operations in November of 1995. As a result, the financial period ended December 31, 1995 only reflect two months of operations. Based upon these operating facts, comparisons on a year to year basis would be inaccurate.


     It is anticipated that to continue to grow the business, additional capital will be required. At its current stage, the Company continues to utilize internally generated cash flows to fund this growth, which may cause delays in reaching the internal operating goals set forth by Management.

     The Company continues to evaluate alternative financing options in order to continue the growth of its shipping and handling operations which will enable the Company to exploit the currently defined niche.

PLAN  OF  OPERATION

     Essco (USA), Inc. was formed as a vehicle to grow the existing shipping and handling businesses of Midland Steamshipping and Midland Agricultural. Based upon the historical operational data of these, and their predecessor companies, it is believed that the overall shipping of agricultural goods from Former Communist Countries bordering the Black Sea will be an opportunity for dramatic growth.

     At the current time, much of the agricultural industries of Russia, Ukraine, and other countries are reeling from the lasting effects of communist control. As these nations begin to privatize their agricultural industries, Management expects market conditions to generate greater crop yields with lower associated costs.

     Essco (USA), Inc. intends to establish itself to service the current marketplace, while creating a competitive advantage to grow with these crop yields.

     Based on this objective, Essco (USA), Inc. intends to add to its existing fleet of one river/sea going vessel, two or three vessels of similar size during 1998. These vessels will operate predominantly in the shallower seas and waterways of the Black and Mediterranean Sea(s). To acquire these vessels several options are available:

-     Raise  Capital  to  Purchase  Vessels
-     Utilize  Bank  Debt  (i.e.  Ship  Mortgages)
-     Enter  Into  Lease  Agreements

     In each case the objective of entering into any such financing agreement will be for the addition of cargo tonnage to the fleet. It is anticipated that Essco could expend up to $3,000,000 in the form of capital expenditures in 1998. While the effects on the Company as a result of these expenditures will depend in part upon the final approach taken, it is possible that these expenditures could result in additional long-term debt or the issuance of additional shares. It is believed that with the addition of each vessel, certain operating efficiencies will be recognized, thereby increasing the overall profitability of the Company.

     In the event that the company enters into a ship lease, the following terms are standard within the shipping industry. Essco or its subsidiary would enter into a term lease contract (normally from 2 to 5 years) wherein the Company would operate the vessel and make a monthly, quarterly, or annual lease payment. In this event Essco would be responsible for most all operating, and maintenance expenses. Typically, the lease contract also provides for a buy-out at the end of the lease contract wherein the Company could purchase the vessel. Typically a lease payment would include amortization plus a return ranging from as low at 5% to as high as 12%. It is currently anticipated that Essco would seek a leasing program with payments in the range of 5% - 8%.

     In addition to building up the shipping capabilities of the Company, Essco will also seek to commit more capital to the handling of grain commodities. Given current flows of monies, and payment terms required by collective and individual farmers, it is very attractive for the Company to enter into purchase agreements prior to planting of specific grain commodities. In some cases, by advancing a certain down payment (i.e. 25%) the Company is able to secure a supply of goods at a pre-set price. Once executed, the Company in turn enters into purchase agreements with food mills, processors and trading companies that seek a reliable supply of grain commodities at a set price. The difference between the amount paid to the farmer, and the amount received from the buyer is the gross profit, less operating expenses.

In 1996, Midland Agricultural was able to commit an excess of $1,250,000 towards the pre-purchase of grain commodities which resulted in profits in excess of $1,600,000. Based on this historical performance, it is the goal of Essco to raise sufficient capital, or enter into banking relationships, whereby, Midland Agricultural, can contract to purchase higher volumes of grain commodities. Furthermore, it is anticipated that by being able to roll the capital, as well as a percentage of the operating profits into the next growing season, that the overall volume of grain commodities purchased by the Company should grow each season.

FINANCING  ACTIVITIES

     In October and November of 1997, Essco (USA), Inc. raised $474,000 in the form of short-term notes that are payable within 6 months. The proceeds of this placement were utilized to pay for expenses related to the completion of the acquisition of Midland Steamshipping, and Midland Agricultural, as well as certain professional fees (i.e. legal, and audit) related to the filing of the Company's Form 10 with the Securities & Exchange Commission.

     It is anticipated that Essco (USA), Inc. will raise additional capital in 1998 to fund the purchase of additional vessels, as well as increasing capital for its agricultural operations. At this time, several options are being considered, ranging from the private sale of securities subject to certain exemptions of the Securities and Exchange Act of 1933, as amended, to the execution of commercial banking facilities ranging from ship mortgages, to letter of credit facilities, to the issuance of convertible debentures.


ITEM  3.  PROPERTIES

     Essco (USA), Inc. has certain lease obligations as well as significant fixed assets as part of its normal course of business.

     Currently, the Company is headquartered in Irvine, California, wherein it subleases office space from C & K Capital Corporation an affiliated entity. Currently, Essco (USA), Inc. pays monthly rent of $2,000 for use of office facilities and equipment. It is anticipated that in 1998, the Company will require sufficient office space that it will lease additional office space in Irvine.

     The bulk of the Company's operations are managed from its offices in Piraeus, Greece. Both the shipping and handling business are coordinated from these offices totaling 180 square meters. The Company has entered into a 5 year lease, with monthly lease payments of approximately $3,500 per month, with an annual 10% increase during the term of the lease. (Approximate numbers are utilized to take into considerations currency fluctuations.)

     In addition, Midland Agricultural does maintain a representative office in Taganrog, Russia. This office is responsible for communication and coordination with growers in Southern Russia, loading of vessels and preparation of necessary bills of lading. The Company currently leases 100 square meters under a 4 year lease, with an annual 15% increase during the term of the lease, with an option to extend. Monthly lease payments of approximately $2,500 are incurred per month.

     Lastly, at this time, the largest fixed asset owned by the Company is the "VICTORIA" (currently being re-registered and renamed "Essco Pioneer"). Built in 1976, the Victoria is a river/sea going vessel, certified to traverse shallow seas and waterways. New vessels have an estimated life of 25 to 35 years depending upon maintenance. Proper insurance and registrations are current on this vessel.


ITEM  4.  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

     The following tables set forth, as of December 31, 1997 and June 30, 1998, recent changes in the stock ownership of each person known by Essco (USA), Inc. to be the beneficial owner of five percent or more of Essco (USA), Inc.'s voting securities, and each officer, director, director nominees, and all officer's and directors as a group. Unless otherwise indicated, each person has beneficial voting and investment power with respect to the shares owned.

                                ESSCO (USA), INC.
                             As of December 31, 1997


                                       SHARES OF COMMON STOCK
                                       ----------------------
NAME & ADDRESSES OF BENEFICIAL OWNERS    BENEFICIALLY OWNED         PERCENTAGE
-------------------------------------  ----------------------       -----------
Christos Traios . . . . . . . . . . .               3,250,000               78%
3, Irodotou Street
Priaeus - GREECE

Dr. Wolfgang Priemer. . . . . . . . .                  50,000                1%
Director
18500 Von Karman Avenue, Suite 560
Irvine, CA 92612

Judith S. Pelton. . . . . . . . . . .                  50,000                1%
Corporate Secretary
18500 Von Karman Avenue, Suite 560
Irvine, CA 92612

Officers & Directors as a Group . . .               3,350,000               80%

DayStar Partners L.P. . . . . . . . .                 215,000  (1)           3%
100 Clock Tower Place, Ste. 130
Carmel, CA 93923

Larry Wells . . . . . . . . . . . . .                 209,580  (1)         4.6%
100 Clock Tower Place, Ste. 130
Carmel, CA 93923

Total Shares Issued & Outstanding . .               4,143,380              100%

(1)     Larry  Wells  is  general  partner  for  Daystar  Partners,  L.P.

                                ESSCO (USA), INC.
                               As of June 30, 1998

                                       SHARES OF COMMON STOCK
                                       ----------------------
NAME & ADDRESSES OF BENEFICIAL OWNERS    BENEFICIALLY OWNED         PERCENTAGE
-------------------------------------  ----------------------       -----------
Christos Traios . . . . . . . . . . .               3,250,000               65%
3, Irodotou Street
Priaeus - GREECE

Vizier Capital Management, Ltd. . . .                 600,000  (2)          12%
Suite 304, Gabriel III Condominium
San Manguel Avenue, Ortigas Ct.
Pasig, Metro Manila
PHILIPPINES

Alexander G. Montano. . . . . . . . .                 200,000  (3)           4%
Director & CFO
18500 Von Karman Avenue, Suite 560
Irvine, CA 92612

Dr. Wolfgang Priemer. . . . . . . . .                  50,000                1%
Director
18500 Von Karman Avenue, Suite 560
Irvine, CA 92612

Judith S. Pelton. . . . . . . . . . .                  50,000                1%
Corporate Secretary
18500 Von Karman Avenue, Suite 560
Irvine, CA 92612

Officers & Directors as a Group . . .               4,150,000               83%

Total Shares Issued & Outstanding . .               5,000,380              100%

(1)     Daniel  C.  Montano  has  a  beneficial  interest  in  Vizier  Capital
Management,  Ltd.
(2) includes 100,000 shares held of record by C.K. Cooper & Company, Inc. 18500 Von Karman, Suite 560,Irvine, CA 92612

ITEM  5.  DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of all directors of Essco
(USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.

--------------------  ---  ---------------------  ----------------------------
NAME                  AGE  POSITIONS AND OFFICES   TERM OF OFFICE AS DIRECTOR
--------------------  ---  ---------------------  ----------------------------
Christos Traios. . .   37  Director, CEO,         October 9, 1997 - Present
Alexander G. Montano   27  Director, CFO          September 30, 1997 - Present
Daniel C. Montano. .   49  Director               October 9, 1997 - Present
Dr. Wolfgang Priemer   57  Director               October 9, 1997 - Present

     Under the bylaws of Essco (USA), Inc., directors are elected at the annual meeting of the stockholders and serve until their successors are elected and qualified.

     The following table sets forth the names and ages of all directors of Essco
(USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.

--------------------  ---  ---------------------  ----------------------------
NAME                  AGE  POSITIONS AND OFFICES   TERM OF OFFICE AS OFFICER
--------------------  ---  ---------------------  ----------------------------
Christos Traios. . .   37  CEO                    October 9, 1997 - Present
Alexander G. Montano   27  CFO                    September 30, 1997 - Present
Judy S. Pelton . . .   56  Secretary              October 9, 1997 - Present

     The business experience during the past five years of each director and executive officer is set forth below.

     MR. CHRISTOS TRAIOS is Chairman of the Board, President and Chief Executive Officer of the company. Mr. Traios founded Mill-Agro Hellas SA, and Meghael Company in 1995 and 1996, which were predecessor companies of ESSCO. From 1986 to 1995, Mr. Traios was President and Chief Executive Officer of Nattem Group of Companies. These companies included shipping, construction, passenger vessels, and trading in the Black Sea and Mediterranean Sea areas. Mr. Traios attended the Law School in Thessaloniki and is a citizen of Greece.

     MR. DANIEL C. MONTANO is Vice Chairman of the Company and a member of the Board of Directors. Mr. Montano has been associated with ESSCO since its founding in 1997. Mr. Daniel Montano has been Managing Director of Investment Banking for C&K Capital Corporation since January 1997. Prior to that he was Director of Investment Banking at Brookstreet Securities Corporation from January of 1995 until January of 1997. From 1979 until 1994, Mr. Montano was Chairmen of the Broad and President of Montano Securities, a USA securities firm which had ten offices across the United States. Mr. Montano is a member of the Board of Directors of one other publicly traded company: Helen of Troy
Corporation. Mr. Montano obtained his MBA from the University of Southern California and a BS from California State University at Los Angeles. Mr. Montano also taught at Pepperdine University and California State University at Fullerton. Mr. Daniel Montano is the father of Mr. Alexander Montano.

     MR. ALEXANDER MONTANO is Chief Financial Officer of ESSCO and a member of the Board of Directors. Mr. Montano is also the Founder and President of C&K Capital Corporation, an international financial services company. In addition, Mr. Montano is the President of C.K. Cooper & Company, an investment banking/securities brokerage firm that focuses primarily on the oil and gas industry. Prior to these current activities Mr. Montano was employed by Brookstreet Securities Corporation as Director of Research from 1995 to 1996. From 1992 to 1995 Mr. Montano was Chief Operating Officer and Director for Montano Securities Corporation, a nationwide securities brokerage and investment banking firm with ten offices. On December 31, 1997, Mr. Montano filed personal bankruptcy. Mr. Montano attended the University of Southern California and is the son of Mr. Daniel Montano.

     MS. JUDITH PELTON is the Corporate Secretary of the Company. She has worked in the investment and securities business for over 25 years. Since January 1997 she has been a Director at C.K. Capital Corporation. From 1995 to 1996 she was employed at Brookstreet Securities in the investment banking department. From 1984 till 1994 she was employed at Montano Securities Corporation, her last position was as Vice President of Administration, handling regulatory and administrative functions for this nationwide USA securities/investment banking firm.

     WOLFGANG PRIEMER, PH.D is a member of the Company's Board of Directors. Dr. Priemer is managing director and shareholder of KRUPS-LOGISTIC SYSTEMS, a young company that developed and markets a new sophisticated technology for sorting and commissioning for a large range of products. He holds a position as an inactive director and shareholder of a company offering the service of outsourcing the production of parts and components for machines to Eastern Europe including to the own subsidiary machining company in Poland with 400 employees. He holds the position of an honoree director of the foreign trade committee of the VDMA (German machine builders association) and is a vice director of the same committee in the BDI (Association of German Industry). Dr. Priemer received his Master Degree in mechanical engineering from the University of Darmstadt and his Ph.D. from the University of Fribourg in marketing. He has twenty-five years of experience in successfully managing as President a group of internationally operating machine building companies - The Kolbus GmbH & Co. KG
- with global turnover of then two hundred million dollars. Dr. Priemer has a special expertise in taking over companies in turnaround situations and making them successful. As foreign languages he speaks German, English, French and some Spanish.

The following summary compensation table sets forth in summary form the compensation received during each of Essco (USA), Inc.'s last two fiscal years by Essco (USA), Inc.'s Chief Executive Officer. No other executive earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                  LONG TERM & OTHER COMPENSATION
                                                 ------------------------------
                                                      --------  -------
                                                       AWARDS   PAYOUTS
                                                      --------  -------
                                                                           ALL OTHER
       NAME AND             ANNUAL COMPENSATION                  LTIP    COMPENSATION
   PRINCIPAL POSITION    YEAR  SALARY ($)  BONUS ($)  SARS (#)  PAYOUTS     ($) (1)
-----------------------  ----  ----------  ---------  --------  -------  ------------
Christos Traios          1997  $  300,000         -         -        -             -
Chief Executive Officer  1996  $  300,000         -         -        -             -
-----------------------  ----  ----------  ---------  --------  -------  ------------

     The following table sets forth the Option/SAR grants in the last fiscal year.

                                  Option/SAR Grants in Last Fiscal Year
                                  -------------------------------------

                                    Individual Grants                Potential realizable value at  Alternative to
                                                                     assumed rates of stock price   (f) and (g):
                                                                     appreciation of option term    Grant date
                                                                                                    value

Name                  Option/SARs   Percent of total   Exercise of    Expiration   5% ($)  10% ($)  Grant date
                      Granted (#)   options/SARs       base price     date                          present value
                                    granted to         ($/Sh)
                                    employees in
                                    fiscal year
(a)                   (b)           (c)                (d)            (e)          (f)     (g)      (f)
--------------------  ------------  -----------------  -------------  -----------  ------  -------  ---------------
CEO Christos Traios.     1,000,000               100%  $        9.00     11/30/07  N/A     N/A      $             0
                      ------------  -----------------  -------------  -----------  ------  -------  ---------------

There  were  no  option/SAR  exercised  in  the  last  completed  fiscal  year.

     On December 1, 1997, Essco (USA), Inc. entered into a five year employment agreement with Christos Traios to serve as Essco (USA), Inc.'s chief executive officer. Under the employment agreement, Essco (USA), Inc. agreed to pay Mr. Traios an annual salary of $300,000 and a bonus of 10% of the operating profits of Essco (USA), Inc. in excess of $3,000,000 per year. The employment agreement also granted Mr. Traios the option to acquire 1,000,000 shares of Essco (USA), Inc.'s $.001 par value common stock at an exercise price of $9.00 per share.
The  non-qualified  stock  option  expires  November  30,  2007.

     No  other  officer has a written employment agreement with Essco (USA), Inc

     Essco (USA), Inc. has no annuity, pension or retirement plans or other plans for which benefits are based on actuarial computations.

     Essco (USA), Inc. has no standard arrangements by which its directors are compensated.

ITEM  7.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS


     At December 31, 1997, the Company has $291,034 of related party receivable, which primarily represent amounts from Midland Steamshipping, an affiliated entity.

     At December 31, 1997, the Company has $52,200 of related party payable, which is owed to Midland Steamshipping, an affiliated entity.

     At December 31, 1997 and June 30, 1998, the Company had paid to C & K Capital Corporation, an affiliated entity, fees in total of $100,000 and $109,000, respectively, for services rendered in relation to the acquisition of Midland Steamshipping and Midland Agricultural. In addition, the Company had reimbursed certain legal, travel, and office expenses incurred as a result of these services provided.

     The Company subleases office space from C & K Capital Corporation at a rate of $2,000 per month, plus any extraordinary expenses such as telephone charges, etc.

     C & K Capital Corporation is a corporation owned by Mr. Alexander G. Montano, the Chief Financial Officer of the Company. Mr. Daniel C. Montano, Vice Chairman, is the father of Mr. Alexander G. Montano.

      The Company will from time to time purchase agricultural commodities in Russia at prevailing market prices from an agricultural company in which Mr. Christos Traios is a shareholder.

     On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO. from Mr. Christos Traios in exchange for 3,250,000 shares of Essco (USA), Inc.'s common stock.

     The  following  persons  may  be considered promoters of Essco (USA), Inc.:
Alexander  G.  Montano,  Daniel  C.  Montano  and  C.K.  Cooper  & Company, Inc.
Alexander G. Montano has received 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%), subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by Mr. Montano. Vizier Asset Management, has received 600,000 shares of Essco
(USA), Inc.'s common stock (approximately 12%) subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by Vizier Asset Management. C. K. Cooper & Company, Inc. may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by C. K. Cooper & Company, Inc. C.K. Cooper & Company, Inc. is a corporation over which Alexander G. Montano exercises voting control.

     It is the opinion of management that all related party transactions are conducted within normal industry standards, and would be considered fair from a financial point of view.

ITEM  8.  LEGAL  PROCEEDINGS

None.


ITEM 9. MARKET PRICE OF AND DIVIDENDS OF ESSCO (USA), INC.'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no established public trading market for Essco (USA), Inc.'s $.001 par value common stock. At the present time stock options have been granted to Mr. Traios to purchase 1,000,000 shares of common stock at an exercise price of $9.00 per share. Other than these options there are no outstanding options or warrants to purchase common stock, or securities convertible into common stock of Essco (USA), Inc. pursuant to Rule 144 under the Securities Act or that Essco (USA), Inc. has agreed to register under the Securities Act for sale by security holders. There are no securities that are being, or have been publicly proposed to be, publicly offered by Essco (USA), Inc., the offering of which could have a material effect on the market price of Essco (USA), Inc.'s common stock.


As of December 31, 1997, there were approximately 134 holders of Essco (USA), Inc.'s common stock.


In 1996, Midland Agricultural paid dividends equal to $2,602,429. To date, Essco (USA), Inc. has never paid any dividends and it is unlikely that Essco
(USA),  Inc.  will  pay  dividends  in  the  next  two  years.

ITEM  10.  RECENT  SALES  OF  UNREGISTERED  SECURITIES  TO  BE  REGISTERED

     On November 19, 1997, Essco (USA), Inc. received $474,000 in bridge financing from DayStar Partners, L.P., a California limited partnership. Under the terms of the bridge loan, Essco (USA), Inc. sold 47.4 Units consisting of a $10,000 promissory note and 2,000 shares of Essco (USA), Inc.'s common stock. The notes are due and payable six months following issuance. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

     The purchaser was provided with business and financial information regarding the Company and was provided with the opportunity to obtain additional information in order to verify the information provided or to further inform themselves regarding the Company.

     The entity that acquired these units acknowledged in writing that such person was obtaining "restricted securities" as defined in rule 144 under the Securities Act; that such shares could not be transferred without registration or an available exemption therefrom; that such person must bear the economic risk of the investment for an indefinite period; and that the Company would restrict the transfer of the securities in accordance with such representations. Such persons also agreed that any certificates representing such should would be stamped with a restrictive legend covering the transfer of such shares. The certificates representing the foregoing shares bear an appropriate restrictive legend conspicuously on their face, and the stop transfer instructions are noted on the Company's stock transfer records.

     The  following  persons  may  be considered promoters of Essco (USA), Inc.:
Alexander  G.  Montano,  Daniel  C.  Montano  and  C.K.  Cooper  & Company, Inc.
Alexander G. Montano may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. Vizier Asset Management, may received 600,000 shares of Essco (USA), Inc.'s common stock (approximately 12%) in exchange for his efforts. C. K. Cooper & Company, Inc. may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. C.K. Cooper & Company, Inc. is a corporation over which Alexander G. Montano exercises voting control. These entities are entitled to begin receiving these shares as of May 1, 1998 depending upon Essco
(USA), Inc. accomplishing certain tasks, such as filing an appropriate Form 10 with the Securities and Exchange Commission, Essco (USA), Inc. having entered into discussions with certain financial institutions in relation to banking facilities and ship leasing. At this time, the requirements to begin receiving these shares have been met.


     As of December 31, 1997 there were approximately 43 holders of Essco (USA), Inc.'s common stock. The holders of Essco (USA), Inc.'s common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by Essco (USA), Inc.'s Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The shares of Essco (USA), Inc.'s common stock are free of preemptive rights and will participate in all dividends, if any, that are declared by Essco (USA), Inc.'s board of directors in the future.


ITEM  11.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED

     Essco (USA), Inc.'s authorized capital stock consists of 21 million shares of which 20 million shares are designated common stock, with $.001 par value and 1 million shares are designated $.001 par value preferred stock. As of December 31, 1997, there are presently issued and outstanding 4,143,380 shares of common stock. No preferred stock has been issued by Essco (USA), Inc. nor have any terms yet been associated with the Preferred Stock.

COMMON  STOCK

     There are approximately 129 holders of Essco (USA), Inc.'s common stock. The holders of Essco (USA), Inc.'s common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by Essco (USA), Inc.'s Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The shares of Essco (USA), Inc.'s common stock are free of preemptive rights and will participate in all dividends, if any, that are declared by Essco (USA), Inc.'s board of directors in the future.

PENNY  STOCK  REGULATIONS  -  RESTRICTIONS  ON  MARKETABILITY

     The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell such securities to person other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000

ITEM  12.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1

     In addition, Section 102(b)(7) of the Delaware General Corporation Law and the Company's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation and Bylaws contain provisions that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director involving any act or omission of such director other than (I) for breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemption's or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (I) -
(iv)  of  the  preceding  sentence.

ITEM  13.  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA

Not  applicable.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM  15.  FINANCIAL  STATEMENTS  AND  EXHIBITS

Attached  hereto as pages F-1 through F-20 are the financial statements of Essco
(USA),  Inc.

INFORMATION  SYSTEMS  FOR  THE  YEAR  2000  TO  FINANCIAL  STATEMENTS

     The Company will be required to modify its information systems in order to accurately process data referencing the year 2000. Because of the importance of occurrence dates in the shipping industry, the consequences of not pursuing these modifications could significantly affect the Company's ability to manage and report operating activities. Currently, the Company plans to purchase software modifications from third parties in order to correct any existing deficiencies. The total cost will be approximately $2,500 and the information systems are anticipated to be updated by the end of 1998. Year 2000 issues as they related to field operation programs, suppliers and contractors remain to be evaluated by the Company. However, based on current available information, the Company does not anticipate that the costs associated with any necessary modifications will be material to the Company's operations or financial condition.

The following exhibits are attached hereto and incorporated herein by reference.

3.1     Certificate  of  Incorporation
3.2     By-Laws
4.1     Form  of  $.001  Par  Value  Common  Stock  Certificate
10.1     Employment  Agreement  with  Christos  Traios

99.1 8 Del. Code Ann. 145 Indemnification of officers, directors, employees and agents

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Essco (USA), Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSCO  (USA),  Inc.



                                      By:  /s/  Alexander  G.  Montano
                                           ---------------------------
                                      Name:  Alexander  G.  Montano
                                      Title:  Chief  Financial  Officer

Date:

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES




ESSCO (USA), INC.                                                                    Page
-----------------------------------------------------------------------------------  ----

Consolidated Financial Statements:

    Independent Auditor's Report. . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
                                                                                     ----

    Balance Sheets at December 31, 1997, 1996 and 1995 (Audited) and June 30, 1998
     and 1997 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
                                                                                     ----

    Statements of Operations for the Years Ended December 31, 1997, 1996 and
     1995 (Audited) and for the Six Months Ended June 30, 1998 and 1997 (Unaudited)  F-4
                                                                                     ----

    Statements of Stockholders= Equity for the Years Ended December 31, 1997,
     1996 and 1995 (Audited) and for the Six Months Ended June 30, 1998 (Unaudited)  F-6
                                                                                     ----

    Statements of Cash Flows for the Year Ended December 31, 1997, 1996 and
     1995 (Audited) and for the Six Months Ended June 30, 1998 and 1997 (Unaudited)  F-7
                                                                                     ----

    Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . .  F-9
-----------------------------------------------------------------------------------  ----

Proof  Date:  November  12,  1998



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Essco (USA), Inc.


We have audited the accompanying consolidated balance sheets of Essco (USA), Inc. and subsidiaries as of December 31, 1997, 1996, and 1995, and the related consolidated statements of operations, cash flows and stockholders= equity for the periods from inception on October 1, 1995 to December 31, 1995, and for each of the two years ended December 31, 1997. These consolidated financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essco (USA), Inc. as of December 31, 1997, 1996 and 1995, and the results of its operations and its cash flows for the periods from inception on October 1, 1995 to December 31, 1995, and for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                 BROWN  ARMSTRONG  RANDALL
                                 REYES  PAULDEN  &  McCOWN
                                 ACCOUNTANCY  CORPORATION









Bakersfield,  California
October  26,  1998

                                ESSCO (USA), INC.
                           CONSOLIDATED BALANCE SHEETS
                   DECEMBER 31, 1997, 1996, 1995 (AUDITED) AND
                        JUNE 30 1998 AND 1997 (UNAUDITED)

                                                                June 30,
                                                              ------------
                                                           1998          1997
                                                       ------------  ------------
                                                       (Unaudited)   (Unaudited)
                                                       ------------  ------------
ASSETS
Current Assets
  Cash and cash equivalents . . . . . . . . . . . . .  $   546,266   $    755,459
  Accounts receivable . . . . . . . . . . . . . . . .      454,261        590,800
  Related party receivables . . . . . . . . . . . . .    1,512,591        256,800
                                                       ------------  ------------
    Total Current Assets. . . . . . . . . . . . . . .    2,513,118      1,603,059
                                                       ------------  ------------
Fixed Assets - net of depreciation. . . . . . . . . .      849,861         25,176
                                                       ------------  ------------
Investment in subsidiary. . . . . . . . . . . . . . .            -        642,924
                                                       ------------  ------------
    TOTAL ASSETS. . . . . . . . . . . . . . . . . . .  $ 3,362,979   $  2,271,159
                                                       ============  ============

LIABILITIES AND STOCKHOLDERS= EQUITY
Current Liabilities
  Accounts payable. . . . . . . . . . . . . . . . . .  $   300,101   $     12,484
  Accrued interest payable. . . . . . . . . . . . . .       30,540              -
  Related party payables. . . . . . . . . . . . . . .        2,000              -
  Notes payable . . . . . . . . . . . . . . . . . . .      509,000              -
  Accrued employee benefits . . . . . . . . . . . . .       18,000              -
                                                       ------------  ------------
    Total Current Liabilities . . . . . . . . . . . .      859,641         12,484
                                                       ------------  ------------

Stockholders= Equity
  Preferred stock, no par value, 1,000,000 shares
    Authorized, none issued and outstanding . . . . .            -              -
  Common stock, $.001 par value, 20,000,000 shares
    authorized, 5,000,380 and 3,250,000 shares issued
    and outstanding, respectively . . . . . . . . . .        5,000          3,250
  Additional paid in capital. . . . . . . . . . . . .      766,941        374,289
  Receivables from sale of stock. . . . . . . . . . .     (157,080)             -
  Retained earnings . . . . . . . . . . . . . . . . .    1,888,477      1,881,136
                                                       ------------  ------------
    Total Stockholders= Equity. . . . . . . . . . . .    2,503,338      2,258,675
                                                       ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY. . . .  $ 3,362,979   $  2,271,159
-----------------------------------------------------  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                       ESSCO (USA), INC.
                                  CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997, 1996, 1995 (AUDITED) AND
                               JUNE 30, 1998 AND 1997 (UNAUDITED)


                                                                        December 31,
                                                                        ------------
                                                                   1997        1996      1995
                                                               -----------  ----------  -------
ASSETS
Current Assets
  Cash and cash equivalents . . . . . . . . . . . . . . . . .  $  284,338   $1,565,390  $10,000
  Accounts receivable . . . . . . . . . . . . . . . . . . . .   1,021,420      625,900        -
  Related party receivables . . . . . . . . . . . . . . . . .     291,034      404,983        -
                                                               -----------  ----------  -------
    Total Current Assets. . . . . . . . . . . . . . . . . . .   1,596,792    2,596,273   10,000
                                                               -----------  ----------  -------
Fixed Assets - net of depreciation. . . . . . . . . . . . . .      21,705       28,640        -
                                                               -----------  ----------  -------
Investment in subsidiary. . . . . . . . . . . . . . . . . . .     705,698      519,205        -
                                                               -----------  ----------  -------
    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . .  $2,324,195   $3,144,118  $10,000
                                                               ===========  ==========  =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable. . . . . . . . . . . . . . . . . . . . . .  $   14,370   $   12,484  $     -
  Related party payables. . . . . . . . . . . . . . . . . . .      52,200            -        -
  Notes payable . . . . . . . . . . . . . . . . . . . . . . .     474,000            -        -
  Accrued employee benefits . . . . . . . . . . . . . . . . .      10,000            -        -
                                                               -----------  ----------  -------
    Total Current Liabilities . . . . . . . . . . . . . . . .     550,570       12,484        -
                                                               -----------  ----------  -------
Stockholders= Equity
  Preferred stock, no par value, 1,000,000 shares
    authorized, none issued and outstanding . . . . . . . . .           -            -        -
  Common stock, $.001 par value, 20,000,000 shares
    authorized, 4,143,380, 3,250,000 and 84,500 shares issued
    and outstanding, respectively . . . . . . . . . . . . . .       4,143        3,250       85
  Additional paid in capital. . . . . . . . . . . . . . . . .     502,876      374,289    9,915
  Receivable from sale of stock . . . . . . . . . . . . . . .     (72,080)           -        -
  Retained earnings . . . . . . . . . . . . . . . . . . . . .   1,338,686    2,754,095        -
                                                               -----------  ----------  -------
    Total Stockholders= Equity. . . . . . . . . . . . . . . .   1,773,625    3,131,634   10,000
                                                               -----------  ----------  -------
    TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY. . . . . . . .  $2,324,195   $3,144,118  $10,000
-------------------------------------------------------------  ===========  ==========  =======

   The accompanying notes are an integral part of these financial statements.

                                ESSCO (USA), INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995 TO
             DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                       DECEMBER 31, 1997 (AUDITED) AND THE
               SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)


                                         Six Months Ended June 30,
                                         -------------------------
                                            1998          1997
                                        ------------  ------------
                                        (Unaudited)   (Unaudited)
                                        ------------  ------------

Sales. . . . . . . . . . . . . . . . .  $ 9,673,737   $ 5,798,930
Cost of Sales. . . . . . . . . . . . .    8,702,192     5,117,030
                                        ------------  ------------
    Gross Profit . . . . . . . . . . .      971,545       681,900
                                        ------------  ------------

Other Income (Expenses)
  General and administrative expenses.     (391,214)     (178,578)
  Interest expense . . . . . . . . . .      (30,540)            -
  Earnings of subsidiary . . . . . . .            -       123,719
                                        ------------  ------------
    Total Other Income (Expenses). . .     (421,754)      (54,859)
                                        ------------  ------------

Net Income . . . . . . . . . . . . . .  $   549,791   $   627,041
                                        ============  ============

Basic earnings per share . . . . . . .  $       .12   $       .19
--------------------------------------  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                ESSCO (USA), INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995 TO
             DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                       DECEMBER 31, 1997 (AUDITED) AND THE
               SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)


                                              Periods Ended December 31,
                                              --------------------------
                                            1997          1996         1995
                                        ------------  ------------  -----------
Sales. . . . . . . . . . . . . . . . .  $19,930,128   $23,169,860   $2,224,000
                                        ------------  ------------  -----------
Cost of Sales. . . . . . . . . . . . .   18,283,670    19,708,525    1,909,296
                                        ------------  ------------  -----------
    Gross Profit . . . . . . . . . . .    1,646,458     3,461,335      314,704
                                        ------------  ------------  -----------

Other Income (Expenses)
  General and administrative expenses.     (645,931)     (858,906)     (71,200)
  Earnings of subsidiary . . . . . . .      186,493       151,666            -
                                        ------------  ------------  -----------
    Total Other Income (Expenses). . .     (462,438)     (707,240)     (71,200)
                                        ------------  ------------  -----------

Net Income . . . . . . . . . . . . . .  $ 1,187,020   $ 2,754,095   $  243,504
                                        ============  ============  ===========

Basic earnings per share . . . . . . .  $       .34   $       .85   $     2.88
--------------------------------------  ============  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                                          ESSCO (USA), INC.
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS= EQUITY
                         FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995 TO
                        DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                                 DECEMBER 31, 1997 (AUDITED) AND THE
                              SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)


                        Common
                         Stock    Common   Additional     Receivable                       Total
                       Number of   Stock     Paid in     From Sale of     Retained     Stockholders'
                        Shares    Amount     Capital        Stock         Earnings        Equity
                       ---------  -------  -----------  --------------  ------------  ---------------
Inception at
  October 1, 1995 . .          -  $     -  $         -  $           -   $         -   $            -
Issuance of Stock . .     84,500       85        9,915              -             -           10,000
Payment of Dividends.          -        -            -              -      (243,504)        (243,504)
Net Income. . . . . .          -        -            -              -       243,504          243,504
                       ---------  -------  -----------  --------------  ------------  ---------------
Balance at
  December 31, 1995 .     84,500       85        9,915              -             -           10,000
Issuance of Stock . .  3,165,500    3,165      364,374              -             -          367,539
Net Income. . . . . .          -        -            -              -     2,754,095        2,754,095
                       ---------  -------  -----------  --------------  ------------  ---------------
Balance at
  December 31, 1996 .  3,250,000    3,250      374,289              -     2,754,095        3,131,634
Issuance of Stock . .    893,380      893      128,587        (72,080)            -           57,400
Payment of Dividends.          -        -            -              -    (2,602,429)      (2,602,429)
Net Income. . . . . .          -        -            -              -     1,187,020        1,187,020
                       ---------  -------  -----------  --------------  ------------  ---------------
Balance at
  December 31, 1997 .  4,143,380    4,143      502,876        (72,080)    1,338,686        1,773,625
Shareholder
  Contribution. . . .          -        -      179,222              -             -          179,222
Issuance of Stock . .    857,000      857       84,843        (85,000)            -              700
Net Income. . . . . .          -        -            -              -       549,791          549,791
                       ---------  -------  -----------  --------------  ------------  ---------------
Balance at
  June 30, 1998
  (Unaudited) . . . .  5,000,380  $ 5,000  $   766,941  $    (157,080)  $ 1,888,477   $    2,503,338
                       =========  =======  ===========  ==============  ============  ===============

   The accompanying notes are an integral part of these financial statements.

                                   ESSCO (USA), INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995 TO
                 DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                          DECEMBER 31, 1997 (AUDITED) AND THE
                  SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

                                                              Six Months Ended June 30,
                                                             --------------------------
                                                                 1998          1997
                                                             ------------  ------------
                                                             (Unaudited)   (Unaudited)
                                                             ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income. . . . . . . . . . . . . . . . . . . . . . . .  $   549,791   $   627,041
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Income from subsidiary. . . . . . . . . . . . . . . .            -      (123,719)
      Depreciation. . . . . . . . . . . . . . . . . . . . .       61,764         3,464
      Changes in assets and liabilities:
        Decrease (increase) in trade receivables. . . . . .      567,159        35,100
        Decrease (increase) in related party receivables. .   (1,221,557)      148,183
        Increase (decrease) in accounts payable . . . . . .      285,731             -
        Increase (decrease) in accrued interest payable . .       30,540             -
        Increase (decrease) in accrued employee benefits. .        8,000             -
        Increase (decrease) in related party payables . . .      (50,200)            -
                                                             ------------  ------------
Net Cash Provided by Operating Activities . . . . . . . . .      231,228       690,069
                                                             ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiary. . . . . . . . . . . . . . . . .       (5,000)            -
  Additions to fixed assets . . . . . . . . . . . . . . . .            -             -
                                                             ------------  ------------
Net Cash Used by Investing Activities . . . . . . . . . . .       (5,000)            -
                                                             ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on notes payable . . . . . . . . . . . . . . .       35,000             -
  Proceeds from common stock issuance . . . . . . . . . . .          700             -
   Dividends. . . . . . . . . . . . . . . . . . . . . . . .            -    (1,500,000)
                                                             ------------  ------------
Net Cash (Used) Provided by Financing Activities. . . . . .       35,700    (1,500,000)
                                                             ------------  ------------
Net Increase (Decrease) in Cash and Cash Equivalents. . . .      261,928      (809,931)
                                                             ------------  ------------
Cash and cash equivalents, beginning of period. . . . . . .      284,338     1,565,390
                                                             ------------  ------------
Cash and cash equivalents, end of period. . . . . . . . . .  $   546,266   $   755,459
                                                             ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest Paid . . . . . . . . . . . . . . . . . . . . . . .  $         -   $         -
                                                             ============  ============
Taxes Paid. . . . . . . . . . . . . . . . . . . . . . . . .  $         -   $         -
                                                             ============  ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES:
Stock Issued in Exchange for Net Assets . . . . . . . . . .  $         -   $         -
                                                             ============  ============
Stock Issued in Exchange for Notes Receivable . . . . . . .  $    85,000   $         -
                                                             ============  ============
Shareholder Contribution of Majority Interest in Subsidiary  $   179,222   $         -
-----------------------------------------------------------  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                       ESSCO (USA), INC.
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995
                   TO DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                              DECEMBER 31, 1997 (AUDITED) AND THE
                      SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

                                                                 Years Ended December 31,
                                                                 ------------------------
                                                              1997         1996         1995
                                                          ------------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income . . . . . . . . . . . . . . . . . . . . . .  $ 1,187,020   $2,754,095   $ 243,504
  Adjustments to reconcile net income
    To net cash provided by operating activities:
      Income from subsidiary . . . . . . . . . . . . . .     (186,493)    (151,666)          -
      Depreciation . . . . . . . . . . . . . . . . . . .        6,935        6,360           -
      Changes in assets and liabilities:
        Decrease (increase) in trade receivables . . . .     (395,520)    (625,900)          -
        Decrease (increase) in related party receivables      113,949     (404,983)          -
        Increase (decrease) in accounts payable. . . . .        1,886       12,484           -
        Increase (decrease) in accrued employee benefits       10,000            -           -
        Increase (decrease) in related party payables. .       52,200            -           -
                                                          ------------  -----------  ----------
Net Cash Provided by Operating Activities. . . . . . . .      789,977    1,590,390     243,504
                                                          ------------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to fixed assets. . . . . . . . . . . . . . .            -      (35,000)          -
                                                          ------------  -----------  ----------
Net Cash Used by Investing Activities. . . . . . . . . .            -      (35,000)          -
                                                          ------------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on notes payable. . . . . . . . . . . . . .      474,000            -           -
  Proceeds from common stock issuance. . . . . . . . . .       57,400            -      10,000
  Dividends. . . . . . . . . . . . . . . . . . . . . . .   (2,602,429)           -    (243,504)
                                                          ------------  -----------  ----------
Net Cash (Used) Provided by Financing Activities . . . .   (2,071,029)           -    (233,504)
                                                          ------------  -----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents . .   (1,281,052)   1,555,390      10,000
                                                          ------------  -----------  ----------
Cash and cash equivalents, beginning of period . . . . .    1,565,390       10,000           -
                                                          ------------  -----------  ----------
Cash and cash equivalents, end of period . . . . . . . .  $   284,338   $1,565,390   $  10,000
                                                          ============  ===========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION
 Interest Paid . . . . . . . . . . . . . . . . . . . . .  $         -   $        -   $       -
                                                          ============  ===========  ==========
 Taxes Paid. . . . . . . . . . . . . . . . . . . . . . .  $         -   $        -   $       -
                                                          ============  ===========  ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING AND INVESTING ACTIVITIES:
Stock Issued in Exchange for Net Assets. . . . . . . . .  $         -   $  367,539   $       -
                                                          ============  ===========  ==========
Stock Issued in Exchange for Notes Receivable. . . . . .  $    72,080   $        -   $       -
--------------------------------------------------------  ============  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                                ESSCO (USA), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 1, 1995 TO
             DECEMBER 31, 1995, AND FOR EACH OF THE TWO YEARS ENDED
                       DECEMBER 31, 1997 (AUDITED) AND THE
               SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)


NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS  AND  PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of Essco (USA), Inc. and its wholly owned subsidiaries (collectively, the Company). Significant intercompany items and transactions have been eliminated in consolidation.

No provision has been made for possible income taxes which may be paid on the distribution of approximately $1,428,967 and $2,754,095 as of December 31, 1997 and 1996, and $1,916,488 and $1,881,136 as of June 30, 1998 and 1997,
respectively, of retained earnings of foreign subsidiaries, as substantially all such amounts are intended to be indefinitely invested in these subsidiaries or no additional income taxes would be incurred when such earnings are distributed. It is not practicable to determine the amount of income taxes or withholding taxes that would be payable upon the remittance of assets that represent those earnings.

Essco (USA), Inc. was formed in October 1997 to serve as a holding company for various foreign entities. On October 9, 1997 the Company acquired 100% of the outstanding common stock of Midland Agricultural, and 49% of the outstanding common stock of Midland Steamshipping from the sole shareholder of both companies in exchange for 3,250,000 shares of the Company=s common stock. These acquisitions have been accounted for as an exchange between companies under common control; accordingly, the investments have been recorded at historical cost in a manner similar to a pooling of interests. Midland Steamshipping is accounted for in the Company=s financial statements using the equity method of accounting through December 31, 1997. In January 1998, the Company exchanged its interest in Steamshipping for 100% of the common stock of Essco (Pioneer), S.A., see Note 10.

Midland Agricultural, S.A., (hereafter referred to as "Agricultural") a Republic of Panama Corporation, was formed on October 1, 1995. Agricultural was incorporated according to the laws of the Republic of Panama on November 11, 1995, and registered at the corporations= registry on November 21, 1995. Agricultural=s headquarters is in Athens, Greece. Agricultural was formerly known as Mill-AGRO Hellas, SA; however, on May 3, 1997, the company name was changed to Midland Agricultural, S.A. Agricultural operates in the commodities markets of eastern Europe, brokering transactions between producers and food manufacturers. Agricultural trades primarily in grain products such as wheat, barley, and corn, but also trades in coal and other agricultural products.
Agricultural negotiates transactions between parties by providing the transportation and storage to facilitate the transactions. Agricultural=s affiliate, Midland Steamshipping is the exclusive provider of transportation services for its commodity transactions. All accounts are settled with letters of credit in U.S. dollars.

Midland Steamshipping Co. (hereafter referred to as "Steamshipping") a Greek Maritime Corporation headquartered in Athens, was formed on September 17, 1996. Steamshipping was formerly known as Megahel Nautical, however, its name was changed on March 13, 1997, to Midland Steamshipping. Steamshipping provides dry bulk cargo transportation within the Black Sea Basin, primarily delivering agricultural commodities such as grains and seed. Prior to January, 1998 Steamshipping operated a single bulk carrier, the AVictoria.@ In January, 1998, Steamshipping transferred the Victoria to a newly formed affiliate, Essco (Pioneer), S.A. in exchange for the 49% of its common stock previously held by the Company. Steamshipping historically generated approximately 60% of its revenues from the transportation of commodities for its affiliate, Agricultural. Virtually all sales are done in U.S. dollars.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NATURE  OF  OPERATIONS  AND  PRINCIPLES  OF  CONSOLIDATION  (Continued)

Essco (Pioneer), S.A. (hereafter referred to as APioneer@) was formed January 5, 1998 in the Republic of Panama. The Company acquired 100% of the common stock of Pioneer in exchange for its 49% investment in Steamshipping. Pioneer immediately acquired the bulk carrier, AVictoria@ from Steamshipping in exchange for the common stock of Steamshipping held by Pioneer. Victoria was re-registered in the Republic of Panama as the APioneer.@ All transactions have been accounted for as exchanges between companies under common control in a manner similar to a pooling of interest. All assets acquired have been recorded at net historical cost on the acquiring entities' books.

Essco (Hellas), S.A. (hereafter referred to as AHellas@), is a Greek corporation formed on November 12, 1997, that commenced operations in 1998. This company was formed to primarily operate the cargo voyages of the APioneer@ and to provide certain general and administrative services for which Hellas receives specified compensation. All material intercompany transactions have been eliminated in consolidation.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

REVENUE  RECOGNITION

The Company recognizes revenues from the sale of agricultural products in the period of shipping and issuing of invoices. Voyage revenue and variable costs and expenses are recognized pursuant to the shipping contract. In some cases, income is recognized at the time each voyage leg commences. In the event that specifications in the shipping contract are not outlined, income is recognized at the completion of the voyage.

FIXED  ASSETS

Fixed assets are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets, usually 5 to 7 years. Vessels are depreciated using the straight-line method over the estimated useful lives of the assets; due to the advanced age of the Company's vessel, the asset is being depreciated over approximately 7 years. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. New vessels are depreciated over 20 to 25 years; used vessels over much shorter lives.

IMPAIRMENT  OF  LONG-LIVED  ASSETS  (SFAS  121)

In March 1995, the FASB issued SFAS No. 121 AAccounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,@ which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The new standard is effective for fiscal years beginning after December 15, 1995. The provisions of this statement were implemented for the years ended December 31, 1996, 1997 and 1998, and had no material effect upon the company=s financial condition or results of operations for these years.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

INCOME  TAXES

Unlike its Greek and Panamanian subsidiaries, the U.S. parent company, Essco, is subject to U.S. income tax. Deferred tax is provided for the timing differences in the reporting of income and expense for tax and financial statement purposes.

COMMON  STOCK

The Company has authorized 20,000,000 shares of common stock. Each share entitles the holder to one vote. There are no dividend or liquidation preferences, participation rights, call prices or dates, conversion prices or rates, sinking fund requirements, or unusual voting rights associated with these shares. All pertinent rights and privileges of stock options granted and stock warrants issued are explained in Note 12.

EARNINGS  PER  SHARE  (SFAS  128)

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), AEarnings Per Share@, which was adopted by the Company for the year ended December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. Under SFAS 128, the computation of diluted EPS shall not assume conversion or exercise of securities that would have an antidilutive effect on earnings per share. The excess price of the Company's granted options exceeds the average market price, during 1997, of the Company's common stock. Therefore, these options are considered antidilutive on the earnings per share ratio and were not included in the calculation for any of the years presented.

STOCK-BASED  COMPENSATION  (SFAS  123)

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, AAccounting for Stock-Based Compensation.@ This statement applies to the financial statements for fiscal years beginning after December 15, 1995. It defines a fair value based method of accounting for an employee stock option or similar equity instrument.

However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value based method, compensation costs is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation costs are the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

The Company has elected to continue accounting for stock-based compensation under APB Opinion No. 25. The provisions of this statement were implemented for the year ended December 31, 1997, and had no material effect on the Company=s financial position or results of operations for either year.

INTERIM  PERIOD  FINANCIAL  STATEMENTS

In the opinion of management, the unaudited consolidated financial statements contain all adjustments which are of a normal recurring nature, necessary to present fairly the financial position as of June 30, 1998 and 1997, and the results of operations and cash flows for the six months ended June 30, 1998 and 1997. Interim financial results are not necessarily indicative of operating results for the entire year.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NEW  ACCOUNTING  PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. Upon adoption, the Company does not expect SFAS 130 to have a material effect upon the Company=s financial condition or results of operations.

In June 1997, the FASB issued Statements of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information. The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company=s general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 has been adopted by the Company for the year ended December 31, 1998. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.

FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE  SHEET  RISK

The Company's commodity trading subsidiaries are parties to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to deliver commodities to processors at prices negotiated in advance of the delivery date(s). The Company's exposure to loss in the event of nonperformance by the other parties to the financial instruments for commitments to deliver commodities to processors at prices negotiated in advance of the delivery dates is represented by the contractual amount of those instruments. Open commodity contracts at the balance sheet date would be adjusted for the amount of gain or loss resulting from changes in the market price for the traded commodity. Contracts to purchase commodities from purchasers generally relate to the current or future crop years for future delivery periods. Contracts for the sale of commodities to processors or other consumers generally do not extend beyond one year. At December 31, 1997, 1996 and 1995, the Company had no open contracts requiring presentation or disclosure in the financial statements.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. Virtually all accounts receivable are settled with letters of credit within eight days from loading.


NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

The following table summarizes related party receivables and payables in the balance sheets at
December  31,  1997,  1996  and  1995:

                                                  December 31,
                                                  ------------
                                             1997      1996    1995
                                           --------  --------  -----
Related Party Receivables:
   Due from Steamshipping . . . . . . . .  $286,800  $      -  $   -
   Due from C & K Capital . . . . . . . .     2,555         -      -
   Due from Dan Montano . . . . . . . . .     1,679         -      -
   Due from Christos Traios . . . . . . .         -                -
   Due from Related Entity Through Common
     Control. . . . . . . . . . . . . . .         -   404,983      -
                                           --------  --------  -----
                                           $291,034  $404,983  $   -
                                           ========  ========  =====
Related Party Payables:
   Due to Steamshipping . . . . . . . . .  $ 52,200  $      -  $   -
   Due to C & K Capital . . . . . . . . .         -         -      -
                                           --------  --------  -----
                                           $ 52,200  $      -  $   -
                                           ========  ========  =====

NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

The following table summarizes related party receivables and payables in the balance sheets at
June  30,  1998  and  1997:

                                                   June 30,
                                                 ------------
                                               1998          1997
                                           ------------  ------------
                                           (Unaudited)   (Unaudited)
Related Party Receivables:
   Due from Steamshipping . . . . . . . .  $      6,800  $    256,800
   Due from C & K Capital . . . . . . . .             -             -
   Due from Dan Montano . . . . . . . . .             -             -
   Due from Christos Traios . . . . . . .     1,115,955             -
   Due from Related Entity Through Common
     Control. . . . . . . . . . . . . . .       389,836             -
                                           ------------  ------------
                                           $  1,512,591  $    256,800
                                           ============  ============
Related Party Payables:
   Due to Steamshipping . . . . . . . . .  $          -  $          -
   Due to C & K Capital . . . . . . . . .         2,000             -
                                           ------------  ------------
                                           $      2,000  $          -
                                           ============  ============

At December 31, 1997 and June 30, 1998, the Company had paid to C & K Capital Corporation, an affiliated entity, fees of $100,000 and $109,000, respectively, for services rendered in relation to the acquisition of Midland Steamshipping and Midland Agricultural. In addition, the Company had reimbursed certain legal, travel, and office expenses incurred as a result of these services provided.

The Company subleases office space from C & K Capital Corporation at a rate of $2,000 per month, plus any extraordinary expenses such as telephone charges.

C & K Capital Corporation is a corporation owned by Mr. Alexander G. Montano, the Chief Financial Officer of the Company. Mr. Daniel C. Montano, Vice Chairman, is the father of Mr. Alexander G. Montano.

The Company will from time to time purchase agricultural commodities in Russia at prevailing market prices from an agricultural company in which Mr. Christos Traios is a shareholder.


NOTE  4  -  ECONOMIC  DEPENDENCY,  MAJOR  CUSTOMERS,  AND  CONCENTRATIONS  OF
            -----------------------------------------------------------------
            CREDIT  RISK
            ------------

SALES

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains allowances for possible losses. To minimize risk, virtually all transactions are consummated with letters of credit denominated in U.S. currency.

Approximately 60% of Midland Steamshipping=s revenues for the year ended December 31, 1997 were derived from the transport of grain commodities for Midland Agricultural. Midland Steamshipping operates a single bulk carrier vessel, the "Victoria."

NOTE  4  -  ECONOMIC  DEPENDENCY,  MAJOR  CUSTOMERS,  AND  CONCENTRATIONS  OF
            -----------------------------------------------------------------
        CREDIT  RISK  (Continued)
        ------------

SALES  (Continued)

For the year ended December 31, 1997 Midland Agricultural derived approximately 65% of its revenues from 3 customers, the largest representing approximately 28% of the Company=s revenues, and the lowest representing approximately 17%. The following major customers represent 10% or more of total operating revenues for the years ended December 31, 1997, 1996 and 1995 and six months ended June 30, 1998 and 1997:

                           Years  Ended    Six Months Ended
                           December  31,     June  30,
                        -------------------  ------------
                        1997   1996   1995   1998   1997
                        -----  -----  -----  -----  -----
AGRICULTURAL
----------------------
  PROALIM. . . . . . .    28%    29%    27%    25%    28%
----------------------
  Adam Commodities . .    20%    18%    20%    22%    20%
  T.L.D. SRL . . . . .    17%    18%    17%    15%    17%

STEAMSHIPPING
----------------------
  Midland Agricultural    60%    56%     0%     0%    60%
----------------------  -----  -----  -----  -----  -----

MARKETS

Midland Agricultural primarily handles agricultural goods that are harvested in Southern Russia and delivered in Eastern Mediterranean ports. As a result, the business of the Company is impacted by items such as weather patterns, and political risk associated with Russia and the Middle Eastern countries.


NOTE  5  -  CONTINGENCIES
            -------------

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company=s results of operations or financial position.


NOTE  6  -  FIXED  ASSETS

Premises  and  equipment  at  December  31,  are  summarized  as  follows:

                              1997       1996    1995
                            ---------  --------  -----
Cost:
  Furniture and equipment.  $ 35,000   $35,000   $   -
  Accumulated depreciation   (13,295)   (6,360)      -
                            ---------  --------  -----

                            $ 21,705   $28,640   $   -
                            =========  ========  =====

-------------------------

Premises  and  equipment  at  June  30,  are  summarized  as  follows:

                                1998          1997
                            ------------  ------------
                            (Unaudited)   (Unaudited)
Cost:
  Vessel . . . . . . . . .  $   889,920   $         -
  Furniture and equipment.       35,000        35,000
  Accumulated depreciation      (75,059)       (9,824)
                            ------------  ------------

                            $   849,861   $    25,176
                            ============  ============

Depreciation expense for fixed assets amounted to $6,935, $6,360 and $- in 1997, 1996 and 1995, and $61,764 and $3,464 for the six months ended June 30, 1998 and 1997, respectively.


NOTE  7  -  LEASE  COMMITMENTS
            ------------------

Currently, the Company is headquartered in Irvine, California, wherein it subleases office space from C & K Capital Corporation, an affiliated entity. Currently, the Company pays monthly rent of $2,000 for use of office facilities and equipment.

The bulk of the Company=s operations are managed from its offices in Piraeus, Greece. Both the shipping and handling business are coordinated from these office totaling 180 square meters. The Company has entered into a 5 year lease, with monthly lease payments of approximately $3,500 per month, with an annual 10% increase during the term of the lease.

The Company pays approximately $2,500 per month for 100 square meters of office space in Taganrog. The Company just completed its first year of a four year lease, with annual increases of 15%. The Company has the choice to exercise an option to extend the lease for an additional four years.

Year Ending    Minimum
December 31,  Payments
------------  ---------
1998 . . . .  $ 100,200
1999 . . . .    109,320
2000 . . . .    119,577
Thereafter .    189,667

Rent expense for the years ended December 31, 1997 and 1996 amounted to $56,900 and $51,250, respectively.

NOTE  8  -  SUMMARIZED  FINANCIAL  INFORMATION  -  UNCONSOLIDATED  SUBSIDIARIES
            -------------------------------------------------------------------

The following unaudited summarized financial information is presented for the Company=s 49% subsidiary, Midland Steamshipping. As discussed in Note 10, the Company disposed of its entire interest in Steamshipping in January 1998.

                        1997        1996        1995
                     ----------  ----------  ---------
Current Assets. . .  $  601,116  $  374,491  $       -
Non-current Assets.     928,902   1,180,047          -
Current Liabilities      15,300      45,015          -
Net Sales . . . . .   1,042,550   1,321,275          -
Gross Profit. . . .     516,694     591,937          -
Net Income. . . . .     380,598     309,523          -

NOTE  9  -  NOTES  PAYABLE
            --------------

In November of 1997, the Company entered into a purchase agreement with Daystar Partners, L.P. and various others. Under this agreement, the Company is to sell units consisting of (1) secured promissory notes issued by the Company in the amount of $10,000 at an initial interest rate of 12% and maturing six months from the issuance, and (2) 2,000 shares of the Company=s $.001 par value common stock. Each unit has a purchase price of $10,200 and the purchase price of the common stock is deemed to be $0.10 per share.

These notes are secured by a pledge of 49% of the outstanding capital stock of Midland Steamshipping Co., 100% of the outstanding capital stock of Midland Agricultural, SA., and 100% of the outstanding capital stock of ESSCO
Commodities,  Inc.,  an  inactive  corporation  formed  in  November  1997.

As of December 31, 1997, 474 units had been sold, and the total outstanding balance of the promissory notes was $474,000 with due dates ranging between April and May of 1998. As of October 1998 no principal payments had been made.


NOTE  10  -  SUBSEQUENT  EVENT
             -----------------

Effective January 5, 1998, Midland Steamshipping transferred ownership of its sole vessel, AVictoria@ to a newly formed corporation, Essco Pioneer (Panama). Essco (USA), Inc. received 100% ownership in the newly formed Essco Pioneer in exchange for its 49% ownership in Midland Steamshipping.


NOTE  11  -  YEAR  2000
             ----------

The Company has reviewed its current computer software and hardware systems and is currently working to resolve the potential problems associated with the Year 2000 and the processing of date sensitive information by such systems. Based on preliminary information, the Company believes that it will be able to implement successfully the systems and programming changes necessary to address the Year 2000 issues, and does not expect the cost of such changes to have a material impact of the Company=s financial position, results of operations or cash flows in future projects.

NOTE  12  -  STOCK  OPTIONS
             --------------

At December 31, 1997, the Company did not have a formal stock-based compensation plan. They did, however, grant the Chief Executive Officer the option to acquire 1,000,000 shares of the Company's stock at an exercise price of $9.00 per share, the Company applies APB Opinion 25 and related Interpretations in accounting for stock-based compensation. Accordingly, no compensation cost has been recognized for this granted option. Had compensation cost for the Company=s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company=s net income and earnings per share would also not have been reduced, due to the nature and terms of these options.

A summary of the status of the Company=s fixed stock option grant as of December 31, 1997 and changes during the year ending at the date is presented below.

                                               Weighted Average
                                      Shares    Exercise Price
                                     ---------  ---------------
Fixed Options
  Outstanding at beginning of year.        -0-  $           -0-
  Granted . . . . . . . . . . . . .  1,000,000             9.00
                                     ---------  ---------------
  Outstanding at end of year. . . .  1,000,000             9.00
                                     =========  ===============
  Options exercisable at year-end
  Weighted-average fair value of
    Options granted during the year        -0-  $           -0-
                                     =========  ===============

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                       Options Outstanding                  Options Exercisable
                                       -------------------                  -------------------
                                            Weighted-       Weighted-       Number       Weighted-
                        Number               Average         Average    Outstanding at    Average
Outstanding at      Outstanding at          Remaining        Exercise    December 31,     Exercise
Exercise Prices     Exercise Price      Contractual Life      Price          1997          Price
----------------  -------------------  -------------------  ----------  ---------------  ----------
9.00. . . . . .            1,000,000                   10  $     9.00  $     1,000,000  $     9.00

NOTE  13  -  INCOME  TAXES
             -------------

Ordinarily, earnings of Controlled Foreign Corporations (CFC) are includable in a U.S. Parent Corporation return if the CFC is an includable subsidiary. However, if the U.S. Parent Corporation is more than 50% foreign (non-U.S.) owned, the CFCs are not taxable until their earnings are remitted to their U.S. parent.

Essco, USA is more than 50% foreign citizen owned. The Company intends to reinvest its annual earnings from its non-U.S. subsidiaries in foreign shipping and agricultural activities. At each year end, the Company makes a determination if this amount of qualified reinvestment has been reduced or diminished. The Company believes it will be reinvesting in sufficient amounts in foreign shipping and agricultural operations so that any significant U.S. income taxes on the accumulated undistributed income of its foreign subsidiaries will be postponed indefinitely. No provision for U.S. or state income tax on the income accumulated in its foreign companies has been made since inception in 1995 through June 30, 1998. As of December 31, 1997, such undistributed foreign earnings amounted to approximately $1,428,967; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $496,500.

The Company has provided no deferred tax assets or liabilities because the parent corporation is the only U.S. taxable entity. Since inception in October 1997, it incurred a loss of approximately $215,000. Management has fully reserved any potential tax asset that may be realized from use of this operating loss carryforward until such time as it is apparent positive income will flow to the parent corporation.

For California state tax purposes, the Company chose to file a "Water's Edge Election," thereby only including California income or losses for a period of seven years beginning in 1997.

The  components  of  income/(loss)  before  income  taxes  follows:

For  the  Years  Ended  December  31,:

             1997         1996       1995
          -----------  ----------  --------
Domestic  $ (215,428)  $        -  $      -
Foreign.   1,402,448    2,759,095   243,504
          -----------  ----------  --------
          $1,187,020   $2,754,095  $243,504
          ===========  ==========  ========

For  the  Six  Months  Ended  June  30,  (unaudited):

             1998       1997
          ----------  --------
Domestic  $(150,742)  $      -
Foreign.    700,533    627,041
          ----------  --------
          $ 549,791   $627,041
          ==========  ========

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation, Greece and Panama.

             -------------

Reconciliation of the actual federal income tax rate and the U.S. statutory income tax rate follow:

For  the  Years  Ended  December  31,:

                           1997   1996   1995
                           -----  -----  -----
Actual federal income tax
  Provision/(credit) rate     -      -      -
Adjustments:
  Income not subject to
    U.S. taxes. . . . . .    40%    35%    35%
  Operating loss. . . . .   (5)%     -      -
                           -----  -----  -----
U.S. statutory income tax
  Provision/(credit) rate    35%    35%    35%
                           =====  =====  =====

For  the  Six  Months  Ended  June  30,  (unaudited):

                                    1998   1997
                                    -----  -----
Actual federal income tax
  Provision/(credit) rate. . . . .     -      -
Adjustments:
  Income not subject to U.S. taxes    41%    35%
  Operating loss . . . . . . . . .   (6)%     -
                                    -----  -----
U.S. statutory income tax
  Provision/(credit) rate. . . . .    35%    35%
                                    =====  =====

NOTE  14  -  INDUSTRY  SEGMENTS
             ------------------

Industry  segments  are:

  Commodity Sales - storage, transportation and delivery of bulk commodities. Ocean Transportation - carrying freight throughout the Black Sea Basin. Agency Fees - negotiated fees for vessel management and certain general and administrative  services.

Years  Ended  December  31,:

                                     Years  Ended  December
                                     ----------------------
                                1997          1996         1995
                            ------------  ------------  -----------
Revenue:
  Commodity sales. . . . .  $19,930,128   $23,169,860   $2,224,000
  Ocean transportation . .            -             -            -
  Agency fees. . . . . . .            -             -            -
                            ------------  ------------  -----------
    Total Revenue. . . . .  $19,930,128   $23,169,860   $2,224,000
                            ============  ============  ===========

Operating Profit:
  Commodity sales. . . . .  $ 1,646,458   $ 3,461,335   $  314,704
  Ocean transportation . .            -             -            -
  Agency fees. . . . . . .            -             -            -
                            ------------  ------------  -----------
    Total Operating Profit    1,646,458     3,461,335      314,704
Earnings of Subsidiary . .      186,493       151,666            -
General and Administrative     (645,931)     (858,906)     (71,200)
Interest Expense . . . . .            -             -            -
                            ------------  ------------  -----------
Net Income . . . . . . . .  $ 1,187,020   $ 2,754,095   $  243,504
                            ============  ============  ===========

Six  Months  Ended  June  30,:

                            Six Months Ended June 30,
                            --------------------------
                                1998          1997
                            ------------  ------------
                            (Unaudited)   (Unaudited)
Revenue:
  Commodity sales. . . . .  $ 8,900,996   $ 5,798,930
  Ocean transportation . .      540,241             -
  Agency fees. . . . . . .      232,500             -
                            ------------  ------------
    Total Revenue. . . . .  $ 9,673,737   $ 5,798,930
                            ============  ============

Operating Profit:
  Commodity sales. . . . .  $   683,521   $   681,900
  Ocean transportation . .      242,054             -
  Agency fees. . . . . . .       45,970             -
                            ------------  ------------
    Total Operating Profit      971,545       681,900
Earnings of Subsidiary . .            -       123,719
General and Administrative     (391,214)     (178,578)
Interest Expense . . . . .      (30,540)            -
                            ------------  ------------
Net Income . . . . . . . .  $   549,791   $   627,041
                            ============  ============